Exhibit 11


                          BONE CARE INTERNATIONAL, INC.
                Statement Regarding Computation of Loss Per Share
                                   (Unaudited)


                             Three months ended           Nine Months ended
                           March 31,    March 31,       March 31,   March 31,
                             2000         1999            2000        1999
                         -----------------------      ------------ -----------

Net loss                $(2,374,693) $(1,701,800)    $(6,849,001)  $(4,564,069)
                        ===========  ===========     ===========   ===========

Weighted average number
 of common shares        11,415,586   10,149,869      10,943,047    10,024,394
                        ===========  ===========     ===========   ===========

Net loss per common
 share - basic          $   (0.21)   $   (0.17)      $   (0.62)     $   (0.46)
                            ======       ======          ======         ======